EXHIBIT 10.1

Mascot Ventures Inc.
1802 North Carson Street, Suite 108
Carson City, Nevada 89701

November 19, 2009

Wendy Wildmen
President
Mascot Ventures Inc.
1802 North Carson Street, Suite 108
Carson City, Nevada 89701

This letter agreement, dated November 19, 2009, memorializes the terms and conditions of that certain agreement of compensation by and between Wendy Wildmen (“Wildmen”) and Mascot Ventures Inc., a Nevada corporation (the “Company”).

1.  Compensation.  The Company agrees to pay Wildmen, for a term of two (2) years, $1,000 per month, on the last day of each month, as consideration for Wildmen serving and performing his duties as a non-employee President of the Company.  Wildmen shall have such executive responsibilities and duties as are assigned by the Board of Directors of the Company and are consistent with the position of President.  Wildmen shall assign his right to such compensation of $1,000 per month to the Company, until such time as the Company closes on an equity or debt financing of not less than $100,000.

2.  Acknowledgement.  The Company and Wildmen acknowledge that between September 25, 2007 and November 18, 2009, the Company and Wildmen had and performed on an oral agreement pursuant to which (i) the Company was obligated to pay Mr. Wildmen $1,000 per month as consideration for Wildmen serving and performing his duties as a non-employee President of the Company, and (ii) Mr. Wildmen assigned the right to receive all such compensation payable between September 25, 2007 and November 18, 2009, back to the Company.

3.  Assignment.  This letter agreement may not be assigned unless the Company and Wildmen consent in writing to such assignment.

Very truly yours,

MASCOT VENTURES, INC.

By:  ___________________________________
Name:  Clive Hope
Title:  Secretary

Agreed and Accepted this 19th day of November:

By:  ___________________________________
        Name:  Wendy Wildmen (individually)